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                      October 26, 2022

       Kimberly Perry
       Chief Financial Officer
       Gold Resource Corp.
       7900 E. Union Ave. Suite 320
       Denver, CO 80237

                                                        Re: Gold Resource Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-34857

       Dear Kimberly Perry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation